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                                    Exhibit 5


                              RUTAN & TUCKER, LLP

                                  July 9, 1996



Hariston Corporation
1500 West Georgia Street, Suite 1555
Vancouver, British Columbia, Canada  V6G 2Z6

Ladies and Gentlemen:

                  At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") which has been filed by Hariston Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") for the purpose of registering 346,139 shares of Common Stock.

                  We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of securities in the manner set forth in the Registration Statement. Accordingly, we are of the opinion that all of the securities included in the Registration Statement for sale by the Selling Shareholders identified therein have been duly authorized and are validly and legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment thereto.


                  Respectfully submitted,

                  /s/ Rutan & Tucker, LLP